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                                                                   Exhibit 23(a)

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 14, 2002 (except Note 20, as to which the date is June ____, 2002), in the Registration Statement (Form S-1) and related Prospectus of Amscan Holdings, Inc. for the registration of shares of its common stock.

                                                               Ernst & Young LLP

Stamford, Connecticut

The foregoing consent is in the form that will be signed upon the completion of a 10,000 for 1 stock split, for which all share and per share information in the accompanying consolidated financial statements have been restated, described in
Note 20 to the consolidated financial statements.

                                                            /s/Ernst & Young LLP

Stamford, Connecticut
June 11, 2002